EXHIBIT 99.1

TPI Composites, Inc. Reports Preliminary Estimated Second Quarter 2021 Earnings Results, Provides Updated Guidance for 2021, Announces New Long-Term Supply Agreement with Nordex, and Extends Proterra Supply Agreement

SCOTTSDALE, Ariz., July 22, 2021 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, today announces selected, preliminary estimated financial results for the three months ended June 30, 2021, and updated guidance for the year ending December 31, 2021. The Company also announces today that it is has commenced production under a new long-term supply agreement with Nordex in Mexico and has extended its supply agreement with Proterra through 2024. Additionally, the Company announces it will release second quarter 2021 earnings after the market close on Thursday, August 5, 2021, to be followed by a conference call at 5:00 p.m. (Eastern Time) on the same day.

Second Quarter 2021 Selected, Preliminary Estimated Results

For the second quarter ended June 30, 2021, we expect:

Net Sales	$458.8 million
Net Loss	$42.6 million
Adjusted EBITDA (1)	$17.4 million

(1) See the attached table for the reconciliation of non-GAAP financial data.

The selected, preliminary estimated financial results set forth are unaudited and should be considered preliminary and subject to change. We have provided an estimate for the selected, preliminary results described above as our final results remain subject to the completion of our closing procedures, final adjustments, developments that may arise between now and the time the financial results are finalized, and management’s and the audit committee’s final reviews. Accordingly, you should not place undue reliance on this preliminary data, which may differ materially from our final results. These preliminary results should not be viewed as a substitute for our full quarterly financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). In addition, they are not necessarily indicative of the results to be achieved in any future period. These preliminary results have been prepared by and are the responsibility of management. Our independent registered public accounting firm has not audited, compiled, performed any procedures on or reviewed the preliminary financial data, and accordingly does not express an opinion or any other form of assurance with respect to the preliminary financial data. We plan to report our full results for the second quarter on our earnings call, which is scheduled for August 5, 2021.

2021 Guidance

For the full year ending December 31, 2021, we are updating guidance as indicated below:

Guidance (1)	Updated Full Year 2021	Previous Full Year 2021
Net Sales	$1.75 billion to $1.80 billion	$1.75 billion to $1.85 billion
Adjusted EBITDA (2)	$70 million to $85 million	$110 million to $135 million

(1) These numbers could be significantly impacted by raw material costs and availability and COVID-19 including, without limitation, potential production suspensions or shutdowns at our manufacturing facilities and potential disruptions to our supply chain.

(2) See the attached table for the reconciliation of non-GAAP financial data.

The foregoing updated guidance is primarily due to:

  Increased raw material costs, mainly relating to resin and carbon fiber as well as logistics, which continue to remain at elevated levels and beyond our initial expectations. We expect these increased costs will adversely affect our Adjusted EBITDA in 2021 by approximately $20 million; and
  Decreased demand for our wind blades from our customers during the remainder of 2021, in particular the fourth quarter. We believe this decrease in demand is short term and due to the raw material cost increases mentioned above and continued global renewable energy regulatory and policy uncertainty. The result is an expected adverse impact to our Adjusted EBITDA in 2021 of approximately $28 million. We believe that general optimism around potential legislation in the U.S. to extend the Production Tax Credit (PTC) on a long-term basis is causing developers to reevaluate project timelines in anticipation of being able to build projects at higher PTC levels once the expected extensions are in place and therefore are not purchasing wind blades or turbines to satisfy current PTC safe harbor requirements.

Business Update

“We are pleased to announce an expansion of our relationship with Nordex. In July 2021, we began producing wind blades for Nordex in Matamoros, Mexico, pursuant to a long-term supply agreement. The wind blades are being produced on four production lines at Nordex’s existing manufacturing facility for an initial term of three years. This is a great example of the versatility of TPI’s dedicated supplier model. TPI also produces wind blades for Nordex in Turkey and India.

“We are also very pleased announce that we have executed a two-year extension through 2024 of our supply agreement with Proterra to produce composite bus bodies for Proterra’s electric buses,” said Bill Siwek, President and Chief Executive Officer of TPI Composites.

“Our supply agreements with Siemens Gamesa Renewable Energy (SGRE) will expire at the end of 2021 and we are currently planning to end manufacturing wind blades for SGRE on four production lines in Juarez, Mexico. Due to the current financial performance of these lines, we expect the expiration will be accretive to our margins in 2022. We are actively seeking to backfill these production lines with one or more customers over time,” added Mr. Siwek.

With respect to the company’s outlook, Mr. Siwek noted that, “While we expect the overall wind market to be relatively flat in 2022, we continue to see strong long-term demand prospects for wind in the U.S. and globally, driven by economics as well as the acceleration of decarbonization initiatives. In the International Energy Agency’s roadmap to net zero emissions, it expects that by 2030, 390 GW of wind energy will be installed annually, or about four times more than the record set in 2020, and that wind energy will be the single largest generator of electricity making up 35% of total generation by 2050. This, among other reasons, is why we remain confident in our global wind strategy as we continue to serve our customers in an efficient and cost-effective manner across our global manufacturing footprint.”

Second Quarter 2021 Earnings Release Date and Conference Call

The Company will release its second quarter 2021 results after the market close on Thursday, August 5, 2021, to be followed by a conference call at 5:00 p.m. (Eastern Time) on the same day.

The conference call can be accessed live over the phone by dialing 1-877-300-8521, or for international callers, 1-412-317-6026. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 10158192. The replay will be available until August 12, 2021.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates manufacturing facilities in the U.S., China, Mexico, Turkey and India. TPI operates additional engineering development centers in Denmark and Germany.

Forward-Looking Statements
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: our updated guidance for 2021 and our preliminary results for the quarter ended June 30, 2021; growth of the wind energy and electric vehicle markets and our addressable markets for our products and services; the impact of the COVID-19 pandemic on our business, effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including EBITDA and adjusted EBITDA. We define EBITDA as net income (loss) plus interest expense (including losses on the extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, any foreign currency income or losses, any gains or losses on the sale of assets and asset impairments and any restructuring charges. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

Investor Relations
480-315-8742
Investors@TPIComposites.com

A reconciliation of the preliminary estimated net loss to projected EBITDA and projected adjusted EBITDA for the second quarter 2021 and a reconciliation of the low end and high end ranges of projected net loss to projected EBITDA and projected adjusted EBITDA for the revised full year 2021 guidance is as follows:

	Second Quarter 2021 Preliminary Estimated Results	Full Year 2021 Guidance Range (1)
($ in thousands)		Low End	High End
Projected net loss	$(42,600)	$(58,000)	$(65,000)
Adjustments:
Projected depreciation and amortization	12,500	49,000	51,000
Projected interest expense, net	2,700	9,000	11,000
Projected income tax provision (2)	31,700	30,000	35,000
Projected EBITDA	4,300	30,000	32,000
Projected share-based compensation expense	2,900	10,000	12,000
Projected foreign currency loss	6,500	10,000	12,000
Projected restructuring charges	2,200	15,000	22,000
Projected loss on sale of assets and asset impairments	1,500	5,000	7,000
Projected Adjusted EBITDA	$17,400	$70,000	$85,000

      (1)   All figures presented are projected estimates for the full year ending December 31, 2021.

      (2)   Forecast cash tax liability of approximately $20-$25 million for 2021.